1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Extends Initial Public Offering

SANTA ANA, Calif. (June 6, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that its board of directors has elected to extend the company’s initial public offering of shares of its common stock, in accordance with terms established in its prospectus. The company’s initial public offering, which was scheduled to terminate on Aug. 24, 2011, will now continue through Aug. 24, 2012. The company also announced today that it has renewed its advisory agreement and dealer manager agreement with subsidiaries of its sponsor, Grubb & Ellis Company.

As of May 31, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 26.3 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $262,806,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the company has made 21 geographically diverse acquisitions comprised of 48 buildings valued at approximately $336 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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